Exhibit 10.1

Verra Mobility Corporation

Amended and Restated Short-Term Incentive Plan

Effective January 1, 2021

Exhibit 10.1

RECITALS

WHEREAS, Verra Mobility Corporation (the “Company” or “Verra Mobility”) sponsors and maintains the Company’s Annual Incentive Bonus Plan, dated January 1, 2019 (the “Prior Plan”), pursuant to which specified incentive benefits are provided to Participants (as defined in Section 2.1) in the form of cash on the terms and conditions set forth therein;

WHEREAS, the Company desires to amend and restate the Prior Plan in its entirety the Prior Plan; and

WHEREAS, the Board of Directors of the Company has reviewed the terms and provisions hereof and found them satisfactory.

NOW, THEREFORE, effective as of the January 1, 2021, the Company hereby adopts this Amended and Restated Short-Term Incentive Plan (the “Plan”) on the terms and conditions set forth herein, which Plan will be known as the “Verra Mobility Corporation Amended and Restated Short-Term Incentive Plan.”

PLAN

1.	PURPOSE

The Plan is an annual incentive compensation plan intended to motivate and reward selected employees in key or leadership positions. The Plan, which amends and restates the Prior Plan, is effective as of January 1, 2021 and is effective for fiscal year 2021 and for each fiscal year thereafter (each, a “Plan Year”), unless otherwise amended or terminated in accordance with the Plan. The Prior Plan and any other annual incentive bonus plans applicable to Participants (as defined below) previously approved by the Company are hereby terminated effective as of January 1, 2021, and the Plan supersedes all such prior plans and any written or verbal representations of the Company or its representatives regarding the subject matter of the Plan effective as of such date.

2.	ELIGIBILITY TO PARTICIPATE

2.1.General. An employee is eligible to participate in the Plan if he or she (i) is employed by Verra Mobility or one of its direct or indirect subsidiaries and, in each case, is not covered by a collective bargaining agreement, (ii) is classified by the Company in a job code as a manager level or higher, (iii) does not participate in a different Verra Mobility short-term incentive or commission plan (absent explicit written approval from the Chief Executive Officer (“CEO”)), and (iv) is approved as a participant by the Company’s CEO and Chief People Officer (“CPO”) for participation in the Plan for the applicable Plan Year (a “Participant”).

2.2.Partial Year Participation.  If an employee becomes eligible to participate in the Plan during a Plan Year due to promotion or new hire, such Participant may be entitled to a pro-rata portion of any incentive bonus opportunity based on the period of time remaining in such Plan Year or Performance Period (as defined in Section 3.1), as applicable, after he or she began participating in the Plan.  If during a Plan Year a Participant becomes ineligible to participate in the Plan, the employee may be eligible to receive a pro-rata portion of any incentive bonus opportunity based on the period of time the employee was eligible to participate during such Plan Year or Performance Period, as applicable, provided that the employee remains employed by the Company (or one if its direct or indirect subsidiaries) on the corresponding applicable Payment Date (as defined in Section 4.3) and the other required criteria to receive an incentive bonus are met.

Exhibit 10.1

3.	PLAN DESIGN

3.1.Performance Period(s). Each Plan Year is comprised of two (2) six-month financial performance periods (each a “Performance Period”); the “First Half Period” runs from January 1 through June 30, and the “Second Half Period” runs from July 1 through December 31.  Additionally, the Plan provides for a personal performance measurement (based on the individual Participant’s total weighted average performance rating), which is measured annually at the conclusion of each Plan Year (the “Individual Performance Factor”).

3.2.Participant’s Annual Incentive Target Bonus. A Participant’s annual incentive bonus opportunity is established as a percentage of his or her base salary (“Target Bonus”).  Participants will be notified of their Target Bonus during the first quarter of a Plan Year or as reasonably practical after the commencement of the Plan Year (or, for new hires or transfers into eligible positions during the year, at or around the time of such eligibility) or after any amendment to the Plan.  In addition to continued employment, the Target Bonus is earned on the basis of financial targets and individual performance, as described below. In no event may a Participant earn more than 150% of his or her Target Bonus.

3.3.Financial Measurements.

3.3.1. Financial Factors.  Each Performance Period shall have designated financial factors (each, a “Financial Factor”), as follows:

•	Company-wide Adjusted EBITDA (Earnings Before Interest Taxes Depreciation and Amortization) (“Consolidated EBITDA”);
•	Business Unit Adjusted EBITDA (“BU EBITDA”);
•	Consolidated Revenue; and
•	Business Unit Revenue (“BU Revenue”).

Each Financial Factor will be assigned a target for each Performance Period (each, a “Financial Target”), which will be determined by the Company’s Chief Financial Officer and approved by the CEO and Board of Directors, and thereafter communicated to Participants as soon as reasonably practical after the commencement of each Performance Period (or after amendment to the Plan). Product sales and/or other anticipated extraordinary events may be excluded from the Financial Targets at the Company’s discretion.

3.3.2.Bonus Calculation from Financial Measurements. The Financial Factors and associated weighting of those factors applicable to calculating a Participant’s bonus is based on the Participant’s employment classification as follows:

	WEIGHTING OF FINANCIAL FACTORS
Job Classification	Consolidated EBITDA	Consolidated Revenue	BU EBITDA	BU Revenue
CEO	50%	20%	--	--
Shared Services ELT	50%	20%	--	--
BU ELT	--	--	50%	20%
Shared Services Participants (excluding ELT)	40%	20%	--	--
BU Participants (excluding ELT)	--	--	40%	20%

3.3.2.1.EBITDA Threshold.  No Participant will be entitled to a payment under this Plan with respect to Financial Factors unless both (i) the actual level of Consolidated EBITDA performance for a Performance Period equals or exceeds 80% of the Consolidated EBITDA Target for such Performance Period and (ii) for Business Unit (“BU”) Participants, the actual level of BU EBITDA performance for the Performance Period equals or exceeds 80% of the Participant’s applicable BU EBITDA Target for such Performance Period (collectively, the “EBITDA Threshold”).  If the EBITDA Threshold is not achieved for a Performance Period, no corresponding bonus payment related to financial performance will be paid to the Participant.

3.3.2.2.Performance Period Bonus Calculation. If the EBITDA Threshold is achieved, the Participant’s bonus opportunity for the Performance Period will be calculated based on performance against the applicable Financial Targets as set forth in Exhibit 1, subject to the following:

3.3.2.2.1.The applicable EBITDA and revenue components of a Participant’s Target Bonus for the Plan Year may not result in payment that exceeds 150% of the portion of the Target Bonus to be determined by such Financial Factors (based on actual performance against the Financial Target, as shown in Exhibit 1);

3.3.2.2.2.To receive the portion of the bonus payment associated with the First Half Period, the Participant must be employed on the First Half Payment Date (as defined in Section 4.4.1) and meet the other requirements of this Plan. Payments for the First Half Period, if any, will be capped at 100% of the Participant’s Target Bonus allocated to Financial Factors even if the performance of the Financial Factor(s) exceed the Financial Target(s), resulting in a payout calculation of greater than 100% for the Financial Factors (“First Half Period Over-Performance”).

3.3.2.2.3.To receive the portion of the bonus payment associated with any First Half Period Over-Performance, the Participant must be employed on the Second Half Payment Date (as defined in Section 4.4.2) and meet the other requirements of this Plan, although the EBITDA Threshold for the Second Half Period need not be achieved. To receive any bonus payment for Financial Factors for the Second Half Period, the Participant must be employed on the

Exhibit 10.1

Second Half Payment Date and the EBITDA Threshold for the Second Half Period must be achieved.

3.3.2.2.4.The Company, in its sole discretion, may exclude product sales or other extraordinary events (positive or negative) from determining a BU’s financial performance for purposes of calculating achievement of a Financial Target.

3.4.Individual Performance Measurement.  A Participant’s Individual Performance Factor is 40% of their total Target Bonus (or 30% for the CEO and Executive Leadership Team (“ELT”) members).  A Participant’s achievement of his or her Individual Performance Factor shall be determined following the conclusion of the applicable Plan Year based on input from the Participant’s supervisor, and is subject to the CEO’s approval and sole discretion, with the exception of the CEO and ELT members, whose Individual Performance Factor achievement shall be determined by the Company’s Board of Directors (or the Compensation Committee), in their discretion.

3.4.1.The EBITDA Threshold need not be met for a Participant to receive a payment for the Individual Performance Factor. Achievement of the Individual Performance Factor may not result in payment that exceeds 150% of the portion of the Target Bonus to be determined by the Individual Performance Factor.

3.4.2.The Individual Performance Factor is an annual measurement and will not be calculated or eligible for payment until after the end of the Plan Year on the Second Half Payment Date (no payment will be made for Individual Performance at the end of the First Half Period).

3.4.3.To receive the portion of the bonus payment associated with the Individual Performance Factor, the Participant must be employed on the Second Half Payment Date and meet the other requirements of this Plan.

4.	PAYMENTS UNDER THE PLAN

4.1.Bonus Calculation. Bonus payments made to eligible Participants will be calculated based on their base salary actually paid during the applicable Performance Period. Employees whose job classification is changed during the plan year such that the new job title qualifies for a higher or lower Target Bonus and/or the Participant is subject to different BU Financial Targets shall have his or her bonus pro-rated to reflect the time in each position according to the applicable target(s) for the applicable Performance Period. See Exhibit 2 for an example bonus calculation.

4.2.Final Approval of Incentive Bonuses.  All amounts paid to Participants under the Plan must be approved by the CEO prior to payment, with the exception of the CEO and ELT members, whose payments must be approved by the Company’s Board of Directors or the Compensation Committee.

4.3.Eligibility to Receive Payment. To be eligible to receive any payment under the Plan, a Participant must be employed by the Company on both (i) the last day of a Performance Period and (ii) the date on which the Company actually pays the corresponding bonus payment (the “Payment Date”).  However, if the Company terminates a Participant’s employment without cause (as determined by the Company in its sole discretion) after the end of a Performance Period, but before the corresponding Payment Date, the Company may, in its sole discretion, pay all or a pro-rata portion of the Participant’s bonus for that Performance Period.

Exhibit 10.1

4.4.Payment Dates.  Subject to all other requirements of this Plan, the Payment Dates are as follows:

4.4.1.The Payment Date for the First Half Period shall occur after the Company closes its financial statements for June of the applicable Plan Year but occur no later than August 15 of the Plan Year (the “First Half Payment Date”).

4.4.2.The Payment Date for the Second Half Period shall be after the Company’s books are closed for the fiscal year but occur no later than March 15 of the year following the applicable Plan Year (the “Second Half Payment Date”).

4.5.Tax Withholding. All payments made under the Plan are subject to appropriate foreign, federal, state and local withholding and any other deductions required by applicable law.  Payments will generally be taxed as supplemental wages, rather than at the wage withholding rate on regular wages.

4.6. 401(k) Deferrals on Payments. Unless otherwise specified in the Company 401(k) plan, Participants who also participate in the 401(k) plan will have their regular 401(k) deduction withheld from amounts paid under the Plan according to each Participant’s 401(k) election as in effect on the applicable Payment Date, subject to the applicable annual maximum contribution limit and other applicable terms of the 401(k) plan.  If a Participant wishes to change his or her 401(k) deductions from any payment under the Plan, it is the Participant’s responsibility to timely designate and process how much, if any, additional (or reduced) 401(k) contribution should be withheld.

5.	OTHER IMPORTANT INFORMATION ABOUT THE PLAN

5.1.Adjusting Performance Components. The Company shall have the absolute and discretionary right to adjust the Plan components, or to exclude items from the calculation of any achieved Financial or Individual Performance Targets, during a Performance Period or Plan Year if it determines that external changes or other business conditions require changes to be made. Any such adjustment to Financial Targets shall apply to all Plan Participants.

5.2.Corporate Event. In the event of a merger, consolidation, plan of exchange, acquisition of property or stock, split-up, spin-off, reorganization or liquidation, any sale, lease, exchange or other transfer (in one transaction or a series of transactions) of all, or substantially all, the assets of the Company (each, a “Corporate Event”), the Company will select, prior to the consummation of the transaction, one of the following alternatives: this Plan: (a) shall remain in effect in accordance with its terms; (b) shall remain in effect in accordance with its terms, but shall be assumed by the surviving corporation; (c) will terminate, along with any future accruals, as of the consummation of the transaction and all payments under this Plan shall be pro-rated based upon the number of days that have elapsed in the applicable Performance Period or Plan Year up to the date of the Corporate Event, calculated based on the attainment of performance criteria as of the transaction date, and paid within 30 days after the closing of the transaction or (d) will terminate, and all payments will be made to Plan Participants based on each Participant’s annualized base salary (i.e., not on a pro-rata basis, but rather a full year basis), calculated based on the attainment of Financial and Individual Performance Targets as of the transaction date, and paid within 30 days after the closing of the transaction, provided the Participant is employed on the transaction closing date.

5.3.Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

Exhibit 10.1

5.4.Amendment/Termination.  The Company may, from time to time, amend, suspend, or terminate in whole or in part, and if suspended or terminated, may reinstate, any or all of the provisions of the Plan.  The Company also has the sole and absolute discretion to determine the standard or formula pursuant to which the performance components and each Participant’s bonus shall be calculated, whether all or any portion of the bonus so calculated will be paid, and the specific amount, if any, to be paid to each Participant.  The Company reserves the sole and absolute right to interpret the Plan.  Any exceptions to this Plan document must be approved in writing by both the CEO and the CPO prior to communication to any Participant.

5.5.No Continued Right to Employment.  Neither the establishment of the Plan, nor the provision for or payment of any amounts hereunder, nor any action of the Company shall be held or construed to confer upon any Participant or other person or entity any legal right to receive, or possess any interest in, an incentive bonus payment, or any legal right to be continued in the employ of the Company (or any of its direct or indirect subsidiaries) for any particular period of time.  Participation in the Plan does not change the “at will” nature of a Participant’s employment with the Company (or any of its direct or indirect subsidiaries).

5.6.Applicable Law.  All questions pertaining to the construction, regulation, validity, and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Arizona. This Agreement will be construed in accordance with, and any dispute or controversy arising from any breach or asserted breach of the Plan will be governed by the laws of the State of Arizona without reference to principles of conflicts of law thereof. In the event of any proceeding to enforce any provision of this Plan, the prevailing party shall recover its attorneys’ fees and expenses.

5.7.Code Section 409A. The benefits provided under this Plan shall be paid in such a manner to satisfy the short-term deferral exception to the application of Code Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).  To the extent that those benefits become subject to Section 409A of the Code, the terms of this Plan shall be construed and administered in a manner calculated to meet the requirements of Section 409A, or an exception thereto, and all applicable guidance, rulings and regulations. To the extent a provision of the Plan is contrary to or fails to address the minimum requirements of Section 409A of the Code and all applicable guidance, rulings and regulations, the Company may, in its sole discretion take such steps as it deems reasonable to provide the coverage or benefits provided  under the Plan so as to comply with Section 409A of the Code and all applicable guidance rulings and regulations; provided, however, that any and all tax liability and penalties resulting from non-compliance with Section 409A of the Code shall remain the Participant’s sole responsibility. Nothing in this Plan shall be construed as a guarantee of any particular tax treatment to a Participant. Each Participant shall be solely responsible for his or her tax consequences with respect to all amounts payable under this Plan, and in no event shall the Company have any responsibility or liability if this Plan does not meet any applicable requirements of Section 409A.

Exhibit 10.1

Exhibit 1 – Calculation of Financial Targets Based on Performance

Bonus payments for a Participant’s EBITDA and revenue factors are calculated based upon the following schedule:

% of Financial Target Achieved	Payout % for Financial Factor
Less than 80%	0%
80.0%	50.0%
81.0%	52.5%
82.0%	55.0%
83.0%	57.5%
84.0%	60.0%
85.0%	62.5%
86.0%	65.0%
87.0%	67.5%
88.0%	70.0%
89.0%	72.5%
90.0%	75.0%
91.0%	77.5%
92.0%	80.0%
93.0%	82.5%
94.0%	85.0%
95.0%	87.5%
96.0%	90.0%
97.0%	92.5%
98.0%	95.0%
99.0%	97.5%
100.0%	100.0%
101.0%	102.5%
102.0%	105.0%
103.0%	107.5%
104.0%	110.0%
105.0%	112.5%
106.0%	115.0%
107.0%	117.5%
108.0%	120.0%
109.0%	122.5%
110.0%	125.0%
111.0%	127.5%
112.0%	130.0%
113.0%	132.5%
114.0%	135.0%
115.0%	137.5%
116.0%	140.0%
117.0%	142.5%
118.0%	145.0%
119.0%	147.5%
120.0%	150.0%
Capped at 150%

Exhibit 10.1

Exhibit 2 – BONUS PAYMENT CACLUATION EXAMPLE

The following are examples of how a bonus calculation may be made under the Plan. The Financial Targets used are for illustration purposes only, and do not reflect the actual Financial Targets under the Plan.

PERIOD A FINANCIAL TARGETS		PERIOD B FINANCIAL TARGETS
Revenue ($)		Revenue ($)
Government Solutions	1,000,000	Government Solutions	1,000,000
Commercial Services	1,000,000	Commercial Services	1,000,000
Consolidated	2,000,000	Consolidated	2,000,000

EBITDA ($) Target/Threshold		EBITDA ($) Target/Threshold
Government Solutions	300,000/240,000	Government Solutions	300,000/240,000
Commercial Services	400,000/320,000	Commercial Services	400,000/320,000
Consolidated	700,000/560,000	Consolidated	700,000/560,000

Assume Bob, a Participant in the Plan and a manager in the Government Solutions BU, has a base salary of $100,000 for the entire Plan Year. Bob’s total annual Target Bonus is 20% of his base salary ($20,000). His Target Bonus for the year consists of $6,000 for the First Half Period, based on Financial Factors ($4,000 EBITDA/$2,000 Revenue), and $14,000 for the Second Half Period, based on Financial Factors ($6,000) plus annual Individual Performance Factor ($8,000, or 40% of $20,000).

Scenario 1

At the conclusion of the First Half Period, the Company’s Consolidated Revenue was $2.0M and the Consolidated EBITDA was $715K.  The Government Solutions BU had revenue of $1.1M (110% of Target) and EBITDA of $315K (105% of Target).  Because the EBITDA Thresholds were met, Bob is eligible for a First Half Period bonus payment provided he is employed on the First Half Payment Date.

Using the scale on Exhibit 1, the Revenue component of Bob’s bonus calculates to $2,500 (125% x $2,000), and the EBITDA component of Bob’s bonus calculates to $4,500 (112.5% x $4,000), resulting in a total calculated bonus of $7,000.  However, because First Half Period bonus payments are capped at 100% of Target for the Period, Bob will only be paid $6,000 on the First Half Payment Date.  He is not entitled to the additional payment representing the Over-Performance ($1,000) until the Second Half Payment Date, and only if he is employed on the Second Half Payment Date.

At the conclusion of the Second Half Period, the Company’s Consolidated Revenue was $2.0M and the Consolidated EBITDA was $650K. The Government Solutions BU had revenue of $1.02M (102% of Target) and EBITDA of $291K (97% of Target).  Because the EBITDA Thresholds were met, Bob is eligible for a Second Half Period bonus payment provided he is employed on the Second Half Payment Date. Additionally, Bob received a performance evaluation for stellar achievements, and is assigned an Individual Performance Factor of 125% of his Target ($10,000; or $8,000 x 125%).

Exhibit 10.1

Provided Bob is employed on the Second Half Payment Date, Bob’s Second Half Period bonus payment is as follows:

First Half Period Over-Performance: $1,000

Second Half Period Revenue: $2,100 (105% x $2,000)

Second Half Period EBITDA: $3,700 (92.5% x $4,000)

Annual Individual Performance: $10,000

Total Second Half Period Bonus Payment: $16,800

Total Bonus Payments for the Plan Year: $22,800

Scenario 2

Same facts as Scenario 1, except for the Second Half Period, the Company’s Consolidated EBITDA was $550,000. Because the EBITDA Threshold was not met, Bob is not eligible for a Second Half Period bonus payment.  However, provided Bob remains employed on the Second Half Payment Date, he will be paid the $1,000 First Half Period Over-Performance and $10,000 for his annual Individual Performance. His total bonus payments for the year are as follows:

First Half Period Over-Performance: $1,000

Second Half Period Revenue: $0

Second Half Period EBITDA: $0

Annual Individual Performance: $10,000

Total Second Half Period Bonus Payment: $11,000

Total Bonus Payments for the Plan Year: $17,000

Scenario 3

Same facts as Scenario 1, except Bob’s employment with the Company ends on November 15, 2021. Bob is not eligible for any further payments under the Plan.

First Half Period Over-Performance: $0

Second Half Period Revenue: $0

Second Half Period EBITDA: $0

Annual Individual Performance: $0

Total Second Half Period Bonus Payment: $0

Total Bonus Payments for the Plan Year: $6,000